Exhibit 99.1

UNFI Elects Jack Stahl to its Board of Directors
PROVIDENCE, R.I. (June 25, 2019) - United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced it has appointed Jack Stahl, an experienced consumer products executive, to its Board of Directors effective June 25, 2019. This appointment furthers UNFI’s commitment to bring on additional expertise in areas that serve UNFI’s new strategic objectives following last year’s acquisition of SUPERVALU. With the addition of Mr. Stahl, UNFI’s Board now consists of 10 highly experienced members.
“Jack’s extensive executive leadership background and significant board experience will make him a valuable addition to our Board of Directors,” said Steven L. Spinner, UNFI Chairman and Chief Executive Officer. “Jack’s proven track record within the food and consumer products industry is unmatched. He is an exceptional addition to our Board and will serve our company and shareholders well.”
Mr. Stahl is a member of the Board and the Lead Director of Catalent, Inc., a contract manufacturing and development company for drugs, biologics and consumer health products since August 2014. Mr. Stahl served as President and Chief Executive Officer of Revlon Inc., a multinational cosmetics, skin care, fragrance and personal care company, from 2002 until his retirement in 2006. Prior to joining Revlon, Mr. Stahl served as President and Chief Operating Officer of The Coca-Cola Company from 2000 to 2001 after previously serving in various management positions of increasing responsibility during a tenure with Coca-Cola which began in 1979. Today, Mr. Stahl also serves on the Board of Advantage Solutions LLC, a leading provider of technology-enabled sales and marketing business solutions, and on the U.S. board of advisors of CVC Capital, a private equity firm. Additionally, he formerly served on the Boards of Schering-Plough Corporation, Dr Pepper Snapple Group, Saks, Inc., Coty Inc. and Ahold Delhaize, and was chairman of the board of managers of New Avon LLC.
Mr. Stahl holds an M.B.A. in Finance from the Wharton Business School of the University of Pennsylvania and B.A. in Economics from Emory University.
About United Natural Foods, Inc.
UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this broader selection, differentiated assortment of services and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

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INVESTOR CONTACT
Steve Bloomquist
Vice President - Investor Relations
Steve.Bloomquist@unfi.com
952-828-4144

MEDIA CONTACT
Jeff Swanson
Vice President- Corporate Communications and Media Relations
Jeffrey.S.Swanson@unfi.com
952-903-1645